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Exhibit 23.1

Consent of Independent Registered Public Accountant

The Board of Directors of Atlantic Power Corporation

        We consent to the use of our report to the directors of Atlantic Power Corporation (the "Company") on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2009 and the financial statement schedule "Schedule II. Valuation and Qualifying Accounts." dated April 12, 2010 except as to notes 4, 9 and 19 which are as of May 26, 2010 and as to notes 2(a), 18 and 21 which are as of June 16, 2010 contained in this registration statement on Amendment No. 3 to Form 10.

        Our audit report on the consolidated financial statements of the Company contains an explanatory paragraph stating that: on January 1, 2009, the Company adopted FASB ASC 805, Business Combinations; on January 1, 2008, the Company changed its method of accounting for fair value measurements in accordance with FASB ASC 820, Fair Value Measurements; and on January 1, 2007, the Company changed its method of accounting for income tax uncertainties in accordance with guidance provided in FASB ASC 740, Income Taxes.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
July 8, 2010

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  Exhibit 23.1
Consent of Independent Registered Public Accountant